                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MGC Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            MGC COMMUNICATIONS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of MGC Communications, Inc.:


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MGC Communications, Inc. (the "Company") will be held at the Desert Vista Community Center, 10360 Sun City Boulevard, Las Vegas, Nevada 89134 on Friday, May 21, 1999 at 10:00 a.m. local time, for the following purposes:

         (1) To elect three Directors for three year terms expiring in 2002;

         (2) To approve an amendment to the Company's Stock Option Plan to increase the number of shares available for purchase under the plan from 2,640,000 to 4,640,000;

         (3) If required by The Nasdaq Stock Market, to approve the issuance of 5,277,779 shares of Series B Convertible Preferred Stock at a price of $9.00 per share; and

         (4) To transact such other business as may properly come before the meeting.

         Holders of the Common Stock of record at the close of business on March 31, 1999, will be entitled to notice of and to vote at the meeting.

         Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage paid reply envelope. This will assist us in preparing for the meeting.

                                   By Order of the Board of Directors



                                   Kent F. Heyman
                                   Secretary

April 29, 1999
Las Vegas, Nevada

                            MGC COMMUNICATIONS, INC.
                             3301 N. Buffalo Drive
                            Las Vegas, Nevada 89129
                                 (702) 310-1000


                                PROXY STATEMENT




         This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of MGC Communications, Inc., a Nevada corporation (the "Company"), to be voted at the Annual Meeting of the Stockholders of the Company to be held on May 21, 1999, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at the Desert Vista Community Center, 10360 Sun City Boulevard, Las Vegas, Nevada 89134, on Friday, May 21, 1999, at 10:00 a.m. local time. This proxy statement and accompanying form of proxy were first sent or given to Stockholders on or about April 29, 1999. The Company's Annual Report for the year ended December 31, 1998, is being sent, concurrently herewith, to each Stockholder of record.


                               ABOUT THE MEETING

What is the purpose of the annual meeting?

         At the Company's annual meeting, Stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of Directors. In addition, the Company's management will report on the performance of the Company during the 1998 year and respond to questions from Stockholders.

Who is entitled to vote?

         Only Stockholders of record at the close of business on the record date, March 31, 1999, are entitled to receive notice of the annual meeting and to vote the shares of Common Stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

         All Stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, may be limited. Admission to the meeting will be on a first-come, first-served basis. Each Stockholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

         Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?


         The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 17,236,134 shares of Common Stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculations of the number of shares considered to be present at the meeting.


How do I vote?

         If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" Stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

         Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board's recommendations?

         Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote:

         -        FOR election of the three nominated Directors (see pages
                  5-9);

         - FOR approval of the amendment to the Company's Stock Option Plan to increase the number of shares of Common Stock available for purchase thereunder (see pages 17-19); and

         - FOR approval of the issuance of 5,277,779 shares of Series B Convertible Preferred Stock at $9.00 per share, if such approval is required by the NASDAQ Stock Market (see pages 20-23).

         With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

         Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of Directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum.

         Amendment of Stock Option Plan. The affirmative vote of a majority of the shares outstanding as of the record date will be required for approval.

         Approval of Issuance of Series B Convertible Preferred Stock; Other Items. For the approval of the issuance of the shares of Series B Convertible Preferred Stock and any other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. The Company's management knows of no matter to be brought before the meeting other than those mentioned herein. If, however, any other matters properly come before the meeting, it is intended that the proxies will be voted in accordance with the judgment of the person or persons voting such proxies.

         Stockholders owning a majority of the outstanding shares of the Common Stock of the Company as of the record date have agreed to vote in favor of Paul
J. Salem as a Director of the Company and in favor of the issuance of Series B Convertible Preferred Stock (if such approval is required) pursuant to a Securityholders' Agreement entered into with the purchasers of the Series B Convertible Preferred Stock. Consequently, the election of Paul J. Salem as a Director and the approval of the issuance of the Series B Convertible Preferred Stock are assured.

How will proxies be solicited?

         Proxies will be solicited by mail. Proxies may also be solicited by officers and regular employees of the Company personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock of the Company. The expense of preparing, assembling, printing, mailing and soliciting proxies will be borne by the Company.


                                STOCK OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of February 28, 1999 (unless otherwise indicated in the footnotes), certain information with respect to the Company's Common Stock owned beneficially by each Director, by each Nominee for election as a Director, by all Executive Officers and Directors as a group and by each person known by the Company to be a beneficial owner of more than 5% of the outstanding Common Stock of the Company. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the shares of Common Stock included in the table.

                                                            Number of Shares                       Percent
Name of Beneficial Owner                                  Beneficially Owned (1)              of Ownership (2)
------------------------                                  ----------------------              ----------------

Maurice J. Gallagher, Jr. (2)........................             3,274,276                             19.0%
David Kronfeld (3)...................................             1,148,371                              6.7%
West Highland Capital, Inc. (4)......................             1,012,100                              5.9%
Nield J. Montgomery (5)..............................               952,500                              5.5%
Timothy P. Flynn (6).................................               897,300                              5.2%
Robert L. and Carol A. Priddy (7)....................               889,500                              5.2%
Thomas Neustaetter (8)...............................               694,514                              4.0%
Jack L. Hancock (9)..................................                34,800                                 *
Paul J. Salem (10)...................................                   ---                               ---
All Executive Officers and Directors as a Group
   (18 persons) (2)(3)(5)(6)(7)(8)(9)(11)............             7,759,573                             44.0%

---------------------
*  Less than 1% of total.
(1) The percent of outstanding Common Stock owned is determined by assuming that in each case the person only, or group only, exercised his or its rights to purchase all shares of Common Stock underlying presently exercisable stock options.
(2) Includes options to purchase 36,000 shares of Common Stock which are presently exercisable and 3,168,046 shares of Common Stock owned by the various partnerships, trusts or corporations with respect to which Mr. Gallagher is a general partner, beneficiary and/or controlling stockholder. Also includes 47,730 shares owned by a trust for the benefit of Mr. Gallagher's minor children with respect to which Mr. Gallagher disclaims any beneficial ownership interest. Mr. Gallagher's address is 3301 N. Buffalo Drive, Las Vegas, Nevada 89129.
(3) Includes 968,143 shares of Common Stock owned by JK&B Capital, L.P. ("JK&B") or JK&B Capital II, L.P. ("JK&BII"), 171,428 shares of Common Stock owned by Boston Capital Ventures, L.P. ("BCV") and 3,000 shares owned by Mr. Kronfeld's daughter over which Mr. Kronfeld exercises voting and dispositive power. Excludes 555,556 shares of Series B Convertible Preferred Stock which an affiliate of Mr. Kronfeld has agreed to purchase from the Company (expected to close in May 1999). JK&B Management, L.L.C. ("JK&BM") is the general partner of JK&B and JK&BII. David Kronfeld is the manager of JK&BM. The address of these beneficial owners is c/o JK&B Management, L.L.C., 205 North Michigan, Suite 808, Chicago, Illinois 60601. Mr. Kronfeld is a general partner of BCV.
(4) The address of this beneficial owner is 300 Drakes Landing Road, Suite 290, Greenbrae, California 94904.
(5) Includes options to purchase 216,000 shares which are presently exercisable. Mr. Montgomery's address is 3301 N. Buffalo Drive, Las Vegas, Nevada 89129.
(6) Includes options to purchase 4,800 shares which are presently exercisable and 102,000 shares of Common Stock owned by various partnerships or corporations with respect to which Mr. Flynn is a general partner and/or controlling stockholder. Mr. Flynn's address is 3291 N. Buffalo Drive, Suite 8, Las Vegas, Nevada 89129.
(7)      The Priddys' address is 9410 Laguna Niguel Drive, Las Vegas, Nevada
         89134.
(8) Includes 342,858 shares of Common Stock held for the account of Strategic Investment Partners Limited ("SIP"), 214,285 shares of Common Stock held for the account of S-C Phoenix Holdings, L.L.C. ("SC"), 85,714 shares of Common Stock held for the account of Winston Partners II LDC ("Winston LDC") and 42,857 shares of Common Stock held for the account Winston Partners II LLC ("Winston LLC"), entities associated with Chatterjee Management Company. Mr. Neustaetter is an officer of Chatterjee Management Company. Mr. Neustaetter disclaims beneficial ownership of these shares over which he does not exercise investment or voting power.
(9) Includes options to purchase 4,000 shares which are presently exercisable.

(10) Excludes 4,166,667 shares of Series B Convertible Preferred Stock which Providence Equity Partners III L.P. has agreed to purchase from the Company (expected to close in May 1999). Mr. Salem disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the general partner of Providence Equity Partners III L.P.

(11) Includes options to purchase 154,200 shares owned by Executive Officers not named above which are presently exercisable.


                             ELECTION OF DIRECTORS

         Each year, one-third (1/3) of the Board of Directors of the Company is to be elected for a term of three years and until their successors are elected and qualified. The Company's By-laws provide that there shall be not less than three, nor more than nine, Directors. The Board of Directors has determined that the Board consist of seven Directors. The terms of the Class II Directors (Nield J. Montgomery and Timothy P. Flynn) will expire in the year 2000 and the terms of the Class I Directors (Maurice J. Gallagher, Jr. and David Kronfeld) will expire in 2001. The terms of the Class III Directors (Jack L. Hancock and Thomas Neustaetter) expire in 1999. Both Jack L. Hancock and Thomas Neustaetter have been nominated for reelection to the Board as Class III Directors for a three-year term to expire in 2002. In addition, Paul J. Salem has been nominated for election to the Board as a Class III Director for a three-year term to expire in 2002. It is the intention of the persons named in the accompanying proxy form to vote for the election of all nominees. If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the accompanying proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table contains the name, age and position with the Company of each Executive Officer and Director of the Company. Their respective backgrounds are described following the table.

          Name                      Age                     Position
-------------------------------------------------------------------------------------------------
Maurice J. Gallagher, Jr.......      49              Chairman of the Board of Directors
Nield J. Montgomery............      54              Chief Executive Officer, President, Director
Timothy P. Flynn (1)...........      48              Director
Jack L. Hancock (2)............      68              Director
David Kronfield................      51              Director
Thomas Neustaetter (1) (2).....      47              Director
Paul J. Salem..................      35              Nominee for Director
John Boersma...................      38              Vice President--Operations
Michael E. Burke...............      54              Vice President--Network Operations
Patrick J. Chicas..............      43              Vice President - Data Services
David S. Clark.................      38              Vice President--Marketing
Kent F. Heyman.................      43              Vice President and General Counsel
James J. Hurley, III...........      50              President--Midwest Region
Thomas G. Keough...............      54              Vice President--Sales
James Mitchell.................      38              President--Eastern Region
Carol A. Mittwede..............      43              Vice President--Human Resources
Mark W. Peterson...............      44              President--Western Region


David A. Rahm..................      45              Vice President--Network Development
Walter J. Rusak................      50              Vice President--Engineering
Linda M. Sunbury...............      37              Vice President--Chief Financial Officer

----------------
(1)      Member of Audit Committee.

(2)      Member of Compensation Committee.




         MAURICE J. GALLAGHER, JR. has served as the Chairman of the Board of Directors since its founding. Mr. Gallagher was instrumental in organizing the Company with Mr. Montgomery. Mr. Gallagher was a founder of ValuJet Airlines, Inc. ("ValuJet") in 1993 and served as a Director of ValuJet from 1993 until November 1997. Mr. Gallagher also held prior positions (including Chief Financial Officer) with ValuJet from 1993 to 1994 and served as Vice Chairman from 1994 to 1997. Prior to ValuJet, Mr. Gallagher was a founder and President of WestAir Holding, Inc. ("WestAir"), a commuter airline headquartered in Fresno, California. WestAir was sold to Mesa Airlines ("Mesa") in June 1992. Mr. Gallagher was a member of the Mesa Board of Directors from June 1992 through March 1993.

         NIELD J. MONTGOMERY has been the Chief Executive Officer and President and a member of the Board of Directors of the Company since he participated in its founding. Mr. Montgomery has over 36 years of telephone experience, most recently serving as a general manager for ICG from April 1994 to June 1995. In that capacity, he was responsible for developing strategy and deploying telephone switches nationally to position it to enter the local phone service business. Prior to that, Mr. Montgomery served as General Marketing and Sales Manager for Sprint/Centel (successor to Centel Nevada) ("Centel"). During his 13 year Centel career from 1989 to 1993, he served in senior executive positions directing engineering, operations, business office, sales, and marketing functions. Before joining Centel, Mr. Montgomery held a variety of management positions with NYNEX from 1969 to 1980.

         TIMOTHY P. FLYNN has served as Member of the Board of Directors of the Company since 1996. Mr. Flynn served as a member of the Board of Directors of ValuJet since he participated in its founding in 1993 until November 1997. Prior to ValuJet, Mr. Flynn was Chairman of the Board and CEO of WestAir Holding, Inc. He and Mr. Gallagher purchased WestAir in 1983 and operated it through June 1992 when it was sold to Mesa. Mr. Flynn was a member of the Board of Directors of Mesa from June 1992 through March 1993. Mr. Flynn and Mr. Gallagher are affiliated in a number of other transactions.

         JACK L. HANCOCK has served as a Member of the Board of Directors of the Company since 1996. Mr. Hancock was Vice President of Systems Technology and Executive Vice President, Product and Technology for PacBell (from 1988 to
1993). Prior to joining PacBell, Mr. Hancock was Executive Vice President for Information Systems, Strategic Planning, and Human Resources at Wells Fargo Bank (from 1982 to 1987). Before that, he was Senior Vice President for Management Information Systems at Chemical Bank (from 1978 to 1981). He is a member of the Boards of Directors of Union Bank of California (from 1994 to present) and Wittaker Corporation (from 1994 to present).

         DAVID KRONFELD was elected to serve as a Director of the Company in February 1998. Mr. Kronfeld is the founder of JK&B Management, L.L.C., a venture capital firm, and has managed its affairs since 1995. Since 1989, Mr. Kronfeld has also been a partner at Boston Capital Ventures, a venture capital firm where he specialized in the telecommunications and software industries. From 1984 to 1989, Mr. Kronfeld was Vice President of Acquisitions and Venture Investments at Ameritech. Mr. Kronfeld was a Senior Manager at Booz, Allen & Hamilton, an international management consulting firm, from 1977 to 1982 and a systems analyst at Electronic Data Systems from 1973 to 1975.

         THOMAS NEUSTAETTER was elected to service as a Director in February 1998. Since January 1996, Mr. Neustaetter has been a principal of The Chatterjee Group ("TCG"), an investment firm. Prior to TCG, he was managing director and founder of Bancroft Capital (financial advisory services) from January 1996 to December 1996 and was a managing director at Chemical Bank from 1990 to 1995. Mr. Neustaetter serves as a Director of 21st Century Telecom Group, Inc.

         PAUL J. SALEM has since 1997 served as a managing director of Providence Equity Partners, Inc. which provides investment management services to Providence Equity Partners III L.P. ("PEP") and has since its founding in 1998 served as a member of Providence Equity Partners III LLC, the general partner of PEP. Mr. Salem also served as a Vice President of Providence Ventures Inc. ("Providence Ventures") from 1992 to 1996. Prior to joining Providence Ventures, Mr. Salem worked for Morgan Stanley & Co. in corporate finance and mergers and acquisitions from 1990 to 1991. Prior to 1990, Mr. Salem spent four years with Prudential Investment Corporation, an affiliate of Prudential Insurance. Mr. Salem has served as a Director of MetroNet Communications Corp. since July 1996 and as a Director of Verio, Inc. since 1996.


         JOHN BOERSMA has served as Vice President -- Operations of the Company since May 1997. He served as Vice President of Carrier Relations for ICG Telecom Group, Inc. ("ICG Telecom") from 1996 to 1997. He was responsible for ICG Telecom's relationship with local exchange carriers and implementation, purchase agreements and service quality and served as Vice President, Northern California Operations from April 1994 to September 1996. He joined Bay Area Teleport, now a part of ICG Telecom, in 1986 and held various positions having responsibility for overall financial and operational performance, marketing management, new business development, regulatory affairs, and information systems development. He served on the CLEC Industry Board of Directors and served as the chairman of the association's Tariff Committee from 1991 until 1993.

         MICHAEL E. BURKE has served as Vice President -- Network Operations of the Company since 1996. Mr. Burke has over 28 years of engineering and engineering project management experience in the telecommunications industry, and served from 1990 to 1995 as a member of the Board of Directors and as Vice President -- Network Design for Contel of California. Mr. Burke also served in various engineering management roles with Continental Telephone Company (from 1971 to 1995), California Pacific Utilities (from 1970 to 1971), and General Telephone Company of California (from 1963 to 1970).

         PATRICK J. CHICAS joined the Company as Vice President - Data Services in March 1999. Mr. Chicas has over 20 years of communications and Internet industry experience with responsibilities including network and systems engineering, network and application development and network operations/management. In September 1998, Mr. Chicas co-founded LJ.Net, a Las Vegas based Internet Service Company where he worked until it was acquired by the Company in March 1999. Mr. Chicas served as Vice President - Operations for Digital Island, Inc. from January 1997 to September 1998, as Chief Information Officer for Hawaii OnLine from 1993 to 1995 and as Manager - Operations for GTE Wireless, Hawaii from March 1993 until January 1997.

         DAVID S. CLARK has served as Vice President - Marketing of the Company since May 1997. Mr. Clark has been in the telecommunications industry for 10 years, with responsibilities including engineering, purchasing, product development, client acquisition and maintenance, marketing and advertising. From 1989 to 1997, Mr. Clark was employed by North American Telecom, his last position being Vice President of Communications Services. Prior to that, Mr. Clark held various management positions with national advertising agencies.

         KENT F. HEYMAN has served as Vice President and General Counsel of the Company since June 1996. Mr. Heyman has 18 years of legal experience, most recently as chairman of the litigation department and Senior Trial Counsel of the Dowling, Magarian, Aaron & Heyman Law Firm. Mr. Heyman has served as a California Superior Court Judge pro tempore presiding over trial, settlement conference and other proceedings from 1990 to 1996.

         JAMES J. HURLEY III has served as President -- Midwest Region of the Company since March 1998. He previously served as Chief Operating Officer of Wireless Works, Inc. in Chicago, Illinois from 1996 to 1998. From 1992 to 1996, Mr. Hurley was President and Chief Executive Officer of Inn Room Systems, Inc. (a manufacturer of on-line room refreshment centers). From 1976 to 1992, he held various finance, administration and operations management positions with Centel Corporation. Mr. Hurley began his career with Arthur Andersen from 1970 to 1976.

         THOMAS G. KEOUGH has served as Vice President -- Sales of the Company since December 1996 and is responsible for all sales of the Company. He has over 21 years experience as a marketing and sales executive, serving most recently as Executive Vice President and Director of Sales for Jetstream Aircraft, a subsidiary of British Aerospace from 1992 to 1996. Mr. Keough also served in senior marketing and sales management roles with Beech Aircraft (from 1989 to 1992), Bombardier (from 1988 to 1989), Saab Aircraft of America (from 1983 to 1988), and DeHavilland (from 1976 to 1983).

         JAMES MITCHELL has served as President - Eastern Region of the Company since February 1998. Mr. Mitchell has over nine years of telephone industry experience, serving from 1990 to 1998 in various sales and marketing management roles with MCI, his last position being Regional Sales and Marketing Manager for the Southeast Region. Prior to joining MCI, Mr. Mitchell served as General Partner and Chief Financial Officer of Oak Value Partners (a private money management firm) from 1987 to 1990. Mr. Mitchell began his career as an auditing associate with Price Waterhouse in Philadelphia.

         CAROL A. MITTWEDE has served as Vice President - Human Resources since January 1998. Her responsibilities include all aspects of human resource management for MGC. Ms. Mittwede spent the previous 18 years working in the casino industry in both human resources and operations. She was Vice President of Human Resources for the 2,000 room Flamingo Hilton in Laughlin, Nevada from 1989 to 1994. From 1994 to 1997, she served as the Vice President and General Manager of the Las Vegas Hilton.

         MARK W. PETERSON has served as President -- Western Region of the Company since March 1997. He previously served as head of corporate affairs for both WestAir Holding, Inc. operating as United Express in Fresno, California from 1988 to 1992 and for AirCal Airlines in Newport Beach, California from 1978 to 1982. He also served as a marketing communications manager with Bank of America in San Francisco, worked as marketing consultant in Northern California from 1985 to 1986, and was an instructor in business communications at California State University, Chico.

         DAVID A. RAHM has served as Vice President -- Network Development of the Company since May 1996. Mr. Rahm served as general counsel of Chadmoore Wireless Group, Inc. from 1995 to 1996. Prior to that, Mr. Rahm served as Director of Administration, Acting Director of Production and General Counsel of Sigma Game, Inc. from 1993 to 1994. Mr. Rahm also served as Assistant Vice President, Manager of Marketing, Credit, Leasing and Administration for Lodgistix, Inc. from 1980 to 1990.

         WALTER J. RUSAK has served as Vice President -- Engineering of the Company since March 1998. Mr. Rusak served as Chief Technical Officer of United Digital Network, Inc. from 1996 to 1998. Previously, Mr. Rusak was Senior Vice President and General Manager of California for ICG Telecom Group, Inc. from 1985 to 1996. From 1991 to 1995, he was Vice President of Operations for U.S. Long Distance, Inc. Mr. Rusak was Director of Domestic Network Engineering for MCI Telecommunications, Corp. from 1989 to 1991. From 1970 to 1989, Mr. Rusak held various engineering management positions with RBOCs and IXCs.

         LINDA M. SUNBURY has served as Vice President of the Company since June 1996 and Chief Financial Officer of the Company since January 1998. Ms. Sunbury has over 12 years accounting and administrative experience, having held similar positions in the airline industry. Most recently, Ms. Sunbury was Vice President of Administration for Business Express, Inc. ("Business Express") dba the Delta Connection from 1994 to 1996. While Ms. Sunbury was at Business Express, creditors of Business Express filed an involuntary petition for bankruptcy in January 1996. Business Express subsequently reorganized and emerged from bankruptcy in April 1997. Prior to that, Ms. Sunbury served as Controller for WestAir Holding Inc. operating as United Express from 1988 to 1994. Ms. Sunbury began her career with the accounting firm of KPMG Peat Marwick LLP where she was employed from 1983 to 1988.

         Messrs. Kronfeld and Neustaetter were initially selected to serve on the Board of Directors by holders of the Company's Series A Convertible Preferred Stock in accordance with the terms of such Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock was automatically converted into Common Stock upon the Company's initial public offering.

         Mr. Salem has been nominated to the Board of Directors by the persons who have agreed to purchase the shares of the Series B Convertible Preferred Stock of the Company (see "Proposed Issuance of Series B Convertible Preferred Stock" below).

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company has a standing Audit Committee and Compensation Committee. The Audit Committee consists of Timothy P. Flynn and Thomas Neustaetter. The Audit Committee did not meet during the 1998 fiscal year, since it was initially constituted in February 1998. The Audit Committee is empowered to:
(i) recommend the appointment or removal of the Company's auditors; (ii) review and recommend approval of the scope and results of the independent audit of the Company; (iii) review audit fees; and (iv) review changes in accounting policies that have a significant effect on the Company's financial reports.

         The Compensation Committee consists of Jack L. Hancock and Thomas Neustaetter. The Compensation Committee did not meet separately from the entire Board during 1998. The Compensation Committee is empowered to: (i) approve compensation levels for each Executive Officer who also serves as a member of the Board of Directors and for any other officer or employee of the Company whose annual base salary is in excess of $150,000; (ii) approve all incentive payments to each Executive Officer who also serves as a member of the Board of Directors; (iii) administer the Company's Stock Option Plan; and (iv) undertake administration, upon specific direction of the Board of Directors, of any other employee benefit plans.

MEETINGS OF THE BOARD OF DIRECTORS

         The Board of Directors met four times during the Company's 1998 fiscal year and took action on other occasions by unanimous consent. Each incumbent Director attended at least 75% of the total of all Board and Committee meetings he was entitled to attend during the 1998 year.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's Directors and Executive Officers, and persons who own more than 10% of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it with respect to transactions during 1998, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its Directors, Executive Officers and persons who own more than 10% of the Company's equity securities have been complied with except that the initial filings of all Directors and Executive Officers were late in that they were not filed until several days after the Company's initial public offering, one filing on behalf of each of Mr. Gallagher and Mr. Keough was filed less than 10 days late and certain filings reporting open market purchases of the Company's Common Stock on behalf of Mr. Kronfeld were filed late.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table shows, for the fiscal years ended December 31, 1996, December 31, 1997, and December 31, 1998, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for such year, for the Company's Chief Executive Officer and four most highly compensated Executive Officers other than the Chief Executive Officer. Such table also indicates all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                               ANNUAL COMPENSATION      AWARDS
                                    --------------------------------- ------------
                                                                                          All
Name and                                                                                 other
Principal                                                                Options        Compen-
Position                            Year     Salary ($)     Bonus ($)      (#)        sation ($)
-------------------                 ----    ------------   ---------- ------------    ----------

Nield J. Montgomery, President      1998     158,707        20,000 (1)   45,000            0
   and Chief Executive Officer      1997     139,424             0         None            0
                                    1996      45,077 (2)         0      360,000            0
James Mitchell                      1998      88,275        45,000       48,000            0
  President - Eastern Region (3)
Thomas G. Keough                    1998     116,342        10,000 (1)     None            0
   Vice President                   1997     105,769             0         None        21,713 (4)
                                    1996           0             0       48,000            0
James J. Hurley, III                1998      93,991        30,000       48,000            0
   President-Midwest Region (5)
Walter J. Rusak                     1998      85,326        20,000       60,000        15,000 (4)
   Vice President (6)

-------------------
(1) A portion of these bonuses was paid in the form of Common Stock in the Company.

(2) $2,000 of such compensation was paid in April 1996, prior to the Company's operations in the form of 480,000 shares of Common Stock in the Company.

(3) Mr. Mitchell commenced employment with the Company in February 1998, and therefore, the compensation shown for him for 1998 is for the period from February 1998 through December 1998.

(4) The amounts indicated were paid for reimbursement of moving and related expenses.

(5) Mr. Hurley commenced employment with the Company in March 1998, and therefore, the compensation shown for him for 1998 is for the period from March 1998 through December 1998.

(6) Mr. Rusak commenced employment with the Company in March 1998, and therefore, the salary shown for him for 1998 is for the period from March 1998 through December 1998.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Jack L. Hancock and Thomas Neustaetter, neither of whom are officers or employees of the Company.

EMPLOYMENT AGREEMENTS

         Nield J. Montgomery. The Company's employment agreement with Mr. Montgomery provides for a base salary of $150,000 per year. Mr. Montgomery is required to devote his full time and efforts to the business of the Company during the term of his employment agreement which expires in September 2001. Mr Montgomery's employment may be terminated by either the Company or Mr. Montgomery at any time. Mr. Montgomery has agreed not to participate in a business offering local, long distance and related telephone services in Nevada during the term of his employment and for a period of six months following termination. If Mr. Montgomery's employment is terminated by the Company without cause, he will be entitled to severance pay of $75,000 payable over a period of six months.

         Other Executive Officers. The Company has entered into Employment/Stock Repurchase Agreements with several of its Executive Officers (John Boersma, Michael E. Burke, Patrick J. Chicas, David S. Clark, Kent F. Heyman, James J. Hurley III, Thomas G. Keough, James Mitchell, Carol A. Mittwede, Mark W. Peterson, David A. Rahm, Walter J. Rusak and Linda M. Sunbury). These agreements establish base salaries and provide that each employee may earn a bonus of up to 50% of his or her base salary based on the employee's and the Company's performance. Each employee's employment may be terminated at any time by either the Company or the employee. Each of these Executive Officers has agreed not to participate in a business offering local, long distance and related telephone services in the area of his or her employment during the term of employment and for a period of six months following termination. Each of these Executive Officers, other than Patrick J. Chicas, has exercised rights to acquire Common Stock at $5.83 to $8.33 per share. All or a portion of such shares are subject to repurchase at their cost if the Executive Officer's employment with the Company is terminated within a three year period. The Company has financed the purchase price of certain of these shares over a period of three years. See "Certain Transactions."

OPTION GRANTS IN LAST FISCAL YEAR

         The table below sets forth information regarding all stock options granted in the 1998 fiscal year under the Company's Stock Option Plans to those Executive Officers of the Company named in the Compensation Table above.

                                       % of
                                      Total                  Market
                       Number of     Options                  Price
                      Securities   Granted to                or Fair                 Potential Realized Value at
                      Underlying    Employees                 Value                     Assumed Annual Rates of
                        Options     in Fiscal   Exercise     on Date   Expiration   Stock Price Appreciation (1)
                       Granted        Year        Price     of Grant      Date          5%                10%
                      ----------   ----------   --------    --------   ----------   -----------       ----------

Nield J. Montgomery     45,000        5.2%       $8.00        $8.00       9/04/08      $226,402       $573,747
James Mitchell          48,000        5.5%       $5.83        $5.83       2/15/08      $175,990       $445,993
Thomas G. Keough          None         N/A         N/A          N/A           N/A           N/A            N/A
James J. Hurley, III    48,000        5.5%       $8.33        $8.33       3/09/08      $251,457       $637,242
Walter J. Rusak         60,000        6.9%       $8.33        $8.33       3/23/08      $314,322       $796,552

----------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         The following table shows aggregate exercises of options during 1998 and the values of options held as of December 31, 1998 by those Executive Officers of the Company named in the Compensation Table above.


                                                                   Number of                 Value of Unexercised
                                                                   Unexercised Options       In-The-Money Options
                                                                   December 31, 1998 (#)     December 31, 1998 (1)
                                Shares Acquired      Value         Exercisable (E)/          Exercisable (E)/
Name                            on Exercise (#)    Realized        Unexercisable (U)         Unexercisable (U)
------------------------------------------------------------------------------------------------------------------

Nield J. Montgomery                   --              --                 144,000 E                  $888,000 E
Nield J. Montgomery                   --              --                 261,000 U                $1,332,000 U
James Mitchell                        --              --                  48,000 U                   $56,000 U
Thomas J. Keough                      --              --                  19,200 E                   $70,400 E
Thomas J. Keough                      --              --                  28,800 U                  $105,600 U
James J. Hurley, III                  --              --                  48,000 U                      None
Walter J. Rusak                       --              --                  60,000 U                      None

-------------

(1) Amounts shown are based upon the closing sale price for the Company's Common Stock on December 31, 1998, which was $7.00 per share.


DIRECTOR COMPENSATION

         The Company's outside Directors (Messrs. Flynn, Hancock, Kronfeld and Neustaetter) receive meeting fees of $500 per meeting of the Board of Directors or Committee attended in person in addition to reimbursement of their expenses in attending meetings of the Board of Directors.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

         The Compensation Committee (the "Committee") is comprised of Messrs. Hancock and Neustaetter, each of whom is a non-employee director. The role of the Committee is to approve compensation levels of Executive Officers of the Company who also serve on the Board of Directors and other officers or employees with an annual base salary in excess of $150,000, to approve incentive payments to each Executive Officer who serves on the Board of Directors and to administer the Company's stock option plan.

         The Company's executive compensation programs are designed to enhance the value of the Company to its stockholders. This is accomplished through policies and practices that facilitate the achievement of the Company's performance objectives, provide compensation that will attract and retain the talent required to achieve the Company's goals and align the Executive Officers' interests with the interests of the Company's stockholders.

         The Company's approach to executive compensation has been designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain individuals who possess the skills, experience and talents necessary to advance the growth and financial performance of the Company. The Company's compensation policies are based on the principle that each executive's financial rewards should be aligned with the financial interests of the stockholders of the Company. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. The Company's executive compensation policy has three key elements: (i) a long-term component consisting of stock options and stock purchases, (ii) an annual component (base salary), and (iii) performance-based compensation consisting of stock options and/or cash compensation.

         Under federal tax law, certain non-performance based executive compensation, which is in excess of $1.0 million, is not deductible by the Company. During 1998, no Executive Officer of the Company received compensation in excess of this limit, and, at this time, the Board of Directors does not expect that any Executive Officer of the Company will receive compensation in excess of this limit during 1999. Accordingly, no formal policy with respect to the tax deductibility of executive compensation has been adopted by the Company.

         Base Salary. The base salaries of Executive Officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, with reference to the competitive marketplace for executive talent. Mr. Montgomery's base salary was negotiated within the context of the employment agreement executed between Mr. Montgomery and the Company. The base salaries of the other officers also were negotiated within the context of employment agreements between them and the Company.

         Stock Options. Under the Company's Stock Option Plan, stock options are granted to Executive Officers and all other employees of the Company. Upon joining the Company, an individual's initial option grant is based on the individual's responsibilities and position. Subsequent stock option awards are based primarily on an individual's performance and responsibilities. Because of the competitive nature of the Company's business, the Committee believes stock option grants are an effective method of incentivising executives to take a longer term view of the Company's performance and to ensure that the executive's and the stockholders' interests are in alignment. In addition, during 1998, stock options were granted to certain Executive Officers in lieu of base salary increases.

         The exercise price of each option has generally been the market price (or estimated fair value before the Company was public) of the Common Stock on the date of grant. Option grants given in lieu of a cash bonus typically provide for vesting after one year. Other option grants generally provide for delayed vesting over a period of three to five years. All options have a term of ten years. The Committee believes that stock options give the Executive Officers greater incentive throughout the term of the options to strive to operate the Company in the manner that directly affects the financial interests of the stockholders both on a long term, as well as a short term, basis.

         In determining the number of option shares to grant to Executive Officers, the Committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendations of the Chairman of the Board and President are of paramount importance in determining stock option awards.

         All of the Company's Executive Officers (other than the Company's President) have also been provided the right to purchase additional shares of the Company's Common Stock, with a portion of the purchase price being financed by the Company. This stock purchase program is designed to further align the Executive Officers' interests with those of the stockholders.

         Bonuses. Prior to generating positive EBITDA, all bonuses are discretionary. Management input is given considerable weight in making these discretionary determinations. After positive EBITDA is generated, all Executive Officers will be eligible for a bonus each year based on individual and Company performance. In such event, a bonus pool equal to a percentage of the Company's EBITDA will be established for each such year with each such Executive Officer being entitled to a bonus not to exceed 50% of his or her base salary.

         Submitted by

         COMPENSATION COMMITTEE

         Jack L. Hancock      Thomas Neustaetter


         The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         STOCK PRICE PERFORMANCE GRAPH

         The following stock price performance graph compares the Company's performance to the CRSP Total Return Index for The NASDAQ Stock Market (US) and the NASDAQ Telecommunications Index. The stock price performance graph assumes an investment of $100 in the Company and the two indexes, respectively, on May 11, 1998, and further assumes the reinvestment of all dividends. Stock price performance, presented for the period from May 11, 1998 (the date upon which the Common Stock of the Company was first traded) through December 31, 1998 is not necessarily indicative of future results. The May 11, 1998 stock price used for the Company's stock is the initial public offering price.



















                                                5/11/98           6/30/98          9/30/98           12/31/98
                                                -------           -------          -------           --------

MGC Communications, Inc.                        $100.00            $89.71           $53.31             $41.18

NASDAQ Telecommunications Index                 $100.00           $107.93           $95.98            $130.44

NASDAQ Stock Market Index (US)                  $100.00           $102.35           $92.65            $119.50


         The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              CERTAIN TRANSACTIONS

         The Company has entered into an agreement to lease approximately 35,800 square feet of office space from a limited liability company which is principally owned by two of the Company's Directors and principal stockholders, Maurice J. Gallagher, Jr. and Timothy P. Flynn. The rental rate is $1.69 per square foot per month which includes common area maintenance charges of $.20 per square foot per month. Management believes that the terms and conditions of this lease arrangement are at least as favorable to the Company as those which the Company could have received from an unaffiliated third party. During 1998, the Company paid $614,000 in lease payments under this arrangement.

         The following persons or entities purchased Series A Convertible Preferred Stock in the Company for cash in a private placement of securities of the Company in January 1998: (i) a corporation owned by Timothy P. Flynn - 45,000 shares for $157,500, (ii) a corporation owned by Maurice J. Gallagher, Jr. - 41,500 shares for $145,250, (iii) Thomas Keough - 21,429 shares for $75,000 and (iv) Robert L. Priddy - 45,000 shares for $157,500.

         During March 1998, the following Executive Officers purchased shares of Common Stock from the Company for cash and a promissory note as follows:

                                                                                                  Promissory Note
                                                   Shares                      By Promissory        Balance as of
Executive Officer                               Purchased       In Cash             Note          February 12, 1999*
-----------------                               ---------       -------        -------------      ------------------
Michael E. Burke..............................     12,000             --         $100,000                $107,336
David S. Clark................................     13,200        $10,000         $100,000                $107,336
Kent F. Heyman................................     18,000        $50,000         $100,000                $107,336
James J. Hurley, III..........................     18,000        $50,000         $100,000                $106,986
Thomas G. Keough..............................     18,600        $55,000         $100,000                $107,336
James Mitchell................................     45,000        $87,500         $175,000                $187,981
Carol A. Mittwede.............................     18,000        $50,000         $100,000                $107,336
Mark W. Peterson..............................     12,000             --         $100,000                $107,336
David A. Rahm.................................     12,000             --         $100,000                $107,336
Walter J. Rusak...............................     75,000       $250,000         $375,000                $403,202
Linda M. Sunbury..............................     13,200        $10,000         $100,000                $107,336

         *This amount represents the highest amount of the debt since its incurrence.

         The purchase price for all purchases was $8.33 per share except that James Mitchell's shares were purchased at $5.83 per share. In each case, the promissory note is payable within three years, bears interest at 7.5% per annum and is secured by the pledge of the shares of Common Stock purchased with such promissory note. In each case, all or a portion of such shares are subject to repurchase at their cost if the officer's employment with the Company is terminated within three years.

         In September 1997, John Boersma purchased 60,000 shares of Common Stock from the Company for a promissory note in the amount of $250,000. The promissory note is payable on or before September 30, 2000, bears interest at the rate of 7.5% per annum and is secured by the pledge of the shares of Common Stock purchased with such promissory note. As of February 12, 1999, the promissory note had an outstanding balance of $271,824 (principal plus accrued interest), which represents the highest amount of such debt since its incurrence.

                    PROPOSED AMENDMENT TO STOCK OPTION PLAN

GENERAL

         On April 16, 1999, the Board of Directors of the Company adopted an amendment to the Company's Stock Option Plan, subject to approval of the Stockholders under which the number of shares of Common Stock available for purchase under the Stock Option Plan will be increased from 2,640,000 to 4,640,000.



         The Board of Directors believes that Stockholder approval of the proposed amendment to the Stock Option Plan is desirable since the Company's ability to attract qualified executive employees and the Company's compensation policy rely to a significant degree on the ability of the Company to grant stock options and since the number of options that may still be granted under the Stock Option Plan is limited. The Company believes that the granting of stock options increases the incentive for employees, consultants and Directors to contribute to the future success and prosperity of the Company and, therefore, enhance the value of the Company's stock for the benefit of Stockholders. Furthermore, the availability and offering of stock options strengthens the ability of the Company to attract and retain quality personnel.


         The following is a summary of the material features of the Company's Stock Option Plan.

STOCK OPTION PLAN ADMINISTRATION

         Subject to the provisions of the Stock Option Plan, the Stock Option Plan is administered by the Compensation Committee of the Board of Directors which is composed of non-employee Directors of the Company. The Compensation Committee has the authority to grant options and set the terms and conditions of such grants.

ELIGIBILITY

         In general, all employees, consultants and Directors of the Company are eligible to receive options under the Company's Stock Option Plan. Stock options are granted to all employees of the Company upon joining the Company. Each employee's initial option grant is based on his or her responsibilities and position. As of March 31, 1999, the Company has 469 employees, all of whom have been granted or are eligible to receive stock options. Subsequent stock option awards are based primarily on an employee's performance and responsibilities.

         Although the Company's Executive Officers are eligible for future grants of stock options under the Plan, it is not determinable at this time the number of options that may be granted to the Company's Executive Officers from the proposed increase in number of shares available under the Stock Option Plan.

SHARES SUBJECT TO THE STOCK OPTION PLAN

         Currently, a maximum of 2,640,000 shares of the Company's Common Stock are authorized for issuance upon exercise of stock options under the Stock Option Plan, subject to adjustment by the Compensation Committee upon stock splits, stock dividends or the occurrence of certain other events set forth in the Stock Option Plan. The proposed amendment to the Stock Option Plan will increase that number to 4,640,000. The shares to be used may be either treasury or authorized but unissued shares. As of December 31, 1998, 7,380 options had been exercised, there were 1,826,200 options outstanding at an average exercise price of $5.18 per share and there were 806,420 shares available for future grant under the

Stock Option Plan. The closing price of the Company's Common Stock in the NASDAQ Stock Market on April 16, 1999, was $35.50 per share.


         The actual value of the securities issued under the Stock Option Plan will be determined by the fair market value of the underlying securities on the dates such securities are issued. The actual aggregate amount to be received by the Company upon issuance of such shares will be determined by the exercise price of options granted.

OPTION FEATURES

         The types of stock options that may be granted under the Stock Option Plan are nonqualified stock options, incentive stock options or any combination of the two. The option price per share is determined by the Compensation Committee, in its discretion.

         A stock option may not be granted which expires more than ten years from the date of grant. The Compensation Committee may establish vesting provisions for a stock option so that the option becomes fully vested to the optionee over a period of time. Options granted in lieu of a cash bonus typically provide for vesting after one year. Other options have been granted with three to five year vesting schedules. The Compensation Committee may also accelerate the vesting of any stock option or portion thereof.

         No stock option granted under the Stock Option Plan is assignable or transferable except by will or the laws of descent and distribution.

AMENDMENT AND TERMINATION

         The Board of Directors may terminate or from time to time suspend or amend the Stock Option Plan without Stockholder approval, except that (i) no modification may, without the participant's consent, alter or impair any of the rights or obligations under any stock option theretofore granted, and (ii) no modification, without Stockholder approval, shall materially modify the eligibility requirements for receiving stock options, change the class or persons eligible to participate in the Stock Option Plan, increase the maximum number of shares for which options may be granted under the Stock Option Plan, extend the period of granting stock options or materially increase in any other way the benefits accruing to participants.

         No stock options may be granted under the Stock Option Plan after June 30, 2006.

FEDERAL INCOME TAX ASPECTS OF STOCK OPTION PLAN

         The following general summary is based upon the Internal Revenue Code of 1986, as amended (the "Code") and does not include a discussion of any state or local tax consequences.

         Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an incentive stock option. Although an optionee will not realize ordinary income upon his exercise of an incentive stock option, the excess of the fair market value of the Common Stock acquired at the time of exercise over the option price may constitute an adjustment in computing alternative minimum taxable income under Section 56 of the Code and, thus, may result in the imposition of the "alternative minimum tax" pursuant to
Section 55 of the Code.

         The income tax treatment of any gain or loss realized upon an optionee's disposition of shares of Common Stock received upon exercise of an incentive stock option depends on the timing of the disposition. If the optionee holds the shares received upon exercise of an incentive stock option for at least two years from the date such incentive stock option was granted and one year from the date of exercise, the difference between the amount realized from the sale of such shares and the optionee's tax basis will be taxed as long-term capital gain or loss.

         If an optionee disposes of the shares of Common Stock before the end of the applicable holding periods described above (i.e., he makes a "disqualifying disposition"), such optionee may have taxable income in the year of the disqualifying disposition, depending on the selling price. If the selling price exceeds the fair market value of the incentive stock option on the date of exercise, the excess of that fair market value over the exercise price is taxable to the optionee as ordinary income, and the excess of the selling price over the fair market value is taxable to the optionee as capital gain. If the selling price exceeds the exercise price but not the fair market value on the date of exercise, the excess of the selling price over the exercise price is taxable to the optionee as ordinary income. If the selling price is less than the exercise price, the difference is treated as capital loss.

         The Company is not entitled to a deduction for federal income tax purposes with respect to the grant or exercise of an incentive stock option or the disposition of shares of Common Stock acquired upon exercise (if the applicable holding periods have been met). In the event of a disqualifying disposition, however, the Company is entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the optionee.

         Nonqualified Stock Options. An optionee will not recognize any taxable income upon the grant of a nonqualified option. However, upon exercise of a nonqualified option, an optionee must recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. Upon the subsequent disposition of the shares, the optionee will realize a capital gain or loss, depending or whether the selling price exceeds the fair market value of shares on the date of exercise.

         An optionee's tax basis in the shares of Common Stock received on exercise of a nonqualified option will be equal to the amount of consideration paid by the optionee on exercise, plus the amount of ordinary income recognized as a result of the receipt of such shares. The Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee recognizes taxable income.

         The summary of federal income tax consequences set forth above is for general information only and may not be applicable to or complete with respect to all individuals. Individuals to whom options are granted should consult their own tax advisors for a determination as to the specific tax consequences applicable to them.

VOTE REQUIRED FOR ADOPTION OF THE AMENDMENT TO THE STOCK OPTION PLAN

         The affirmative vote of the holders of a majority of the shares of Common Stock of the Company outstanding as of the record date is required for approval of the amendment to the Stock Option Plan. The Board of Directors recommends a vote "FOR" the amendment to the Stock Option Plan and the enclosed proxy will be so voted unless the Stockholder executing the proxy specifically votes against the amendment or abstains from voting by marking the appropriately designated block on the proxy.

                   PROPOSED ISSUANCE OF SERIES B CONVERTIBLE
                                PREFERRED STOCK

GENERAL

         On April 5, 1999, the Company entered into a Securities Purchase Agreement with Providence Equity Partners III L.P. ("Providence"), JK&B Capital III L.P. ("JK&B III") and Wind Point Partners III L.P. ("Wind Point") under which Providence, JK&B III and Wind Point (the "Purchasers") agreed to purchase 5,277,779 shares of newly issued Series B Convertible Preferred Stock at $9.00 per share (the "Transaction") for a total consideration of $47.5 million. The Purchasers are to receive a $500,000 fee in connection with the Transaction.

         The issuance of the Series B Convertible Preferred Stock may require approval of the Company's Stockholders under the rules of the NASDAQ Stock Market ("NASDAQ"). As such, this matter will be presented to the Stockholders for approval unless NASDAQ confirms that Stockholder approval is not required. Stockholders owning more than 50% of the outstanding shares of Common Stock of the Company as of the record date have agreed to vote in favor of the Transaction pursuant to a Securityholders' Agreement between such Stockholders and the Purchasers. Therefore, approval of the Transaction is assured.

         In considering the advisability of the Transaction, the Board of Directors considered the average closing price of the Company's Common Stock on NASDAQ over the 30 and five trading days prior to the date of the agreement ($7.46 per share and $8.39 per share, respectively) among other factors. The Board of Directors has approved the Transaction because the capital to be raised is expected to allow the Company to accelerate implementation of its business plan and new product offerings and because the significant investment by the Purchasers in the Company is expected to be favorably received in the public market. The rights of existing Stockholders of the Company will be affected to the extent certain rights and preferences are granted to the holders of the Series B Convertible Preferred Stock as indicated below.

         The following reflects the stock ownership of the Purchasers before and after the Transaction, based on the number of shares presently outstanding and the number of shares issuable in the Transaction (assuming immediate conversion into Common Stock on a one-for-one basis):


                                                       Shares of                     Percentage Ownership
                                   Number of            Series B              ---------------------------------
                                    Shares           Preferred To Be          Before                After
Stockholder                         Owned              Purchased              Transaction           Transaction
-----------                        ---------         ---------------          -----------           -----------
Providence                                --             4,166,667                  --                  18.5%
JK&B III (1)                       1,148,371               555,556                 6.7%                  7.6%
Wind Point (1)                       685,714               555,556                 4.0%                  5.5%

(1)      Includes affiliated entities.

TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK

         The Series B Convertible Preferred Stock ("Series B Preferred") will have the following rights and preferences:

         Dividends. Dividends accrue at the rate of 10% per annum, are cumulative and are payable in preference to any dividends that may be paid with respect to the Company's Common Stock. Beginning 201 days after the closing, the Company may elect to terminate the accrual of dividends if the Company's stock price exceeds $27.00 per share (subject to certain adjustments) for 20 consecutive trading days (the "Market Threshold") within three years after the closing.

         Voting Rights. The Series B Preferred will vote along with the Common Stock on an as - converted basis. In addition, the Series B Preferred will have the right to approve (i.e., veto power over) actions taken by the Company to:
(i) issue preferred stock on a pari passu basis or senior to the Series B Preferred Stock; (ii) dispose of assets in excess of a certain dollar amount, enter into a merger or consolidation or sell the Company; (iii) liquidate the Company; (iv) alter the terms of the Series B Preferred; (v) pay dividends on Common Stock or other securities junior to the Series B Preferred; (vi) enter into certain transactions with affiliates; (vii) make acquisitions in excess of a certain dollar amount; (viii) incur additional indebtedness in excess of certain amounts; (ix) make material changes to the Company's business plan; (x) hire a chief executive officer; (xi) organize subsidiaries or enter into joint ventures; or (xii) issue additional Common Stock that would result in certain reductions of the Series B Preferred conversion price.

         If the Company were to default by taking one of these restricted actions without approval of the Series B Preferred, the Series B Preferred would have the right to require the Company to seek a sale of the Company and if the sale is not effected within six months, then the Series B Preferred would be entitled to elect a majority of the Board of Directors of the Company. The Company has the right to redeem the Series B Preferred in the event one of the restricted actions described in (vii) - (xii) above is not approved or in order to avoid having to sell the Company.

         The approval (veto) rights of the Series B Preferred will terminate if there are less than 1,759,260 shares of Series B Preferred remaining outstanding and the shares of Series B Preferred outstanding constitute less than 5% of the outstanding Common Stock assuming conversion of all outstanding shares of Series B Preferred (such 5% number currently would be approximately 1,125,520 shares).

         Board Representation. Under the Securityholders' Agreement, the Purchasers will have the right to nominate one (if there are seven Directors), two (if there would otherwise be eight Directors) or a number proportionate to the Purchasers' percentage stock ownership of the Company (if there are more than eight Directors) and to have a representative of the Purchasers serve on each committee of the Company's Board. Stockholders currently owning a majority of the Company's outstanding Common Stock have agreed to vote their stock in favor of the Purchasers' nominees and to vote to approve this Transaction. Since the Company currently has six Directors, the Purchasers' Board representation will initially be one out of seven. The Company has a staggered Board with each member being subject to election for a three-year term every third year. The Securityholders' Agreement also contains a provision limiting the Purchasers' Board representation to the number (not less than one) determined by multiplying the number of members on the Board of Directors by the percentage stock ownership in the Company represented by the Purchasers' Series B Preferred and Common Stock into which any Series B Preferred has been converted, with fractions rounded to the nearest whole number.

         The Securityholders' Agreement will terminate if there are less than 1,759,260 shares of Series B Preferred remaining outstanding and the shares of Series B Preferred outstanding constitute less than 5% of the outstanding Common Stock assuming conversion of all outstanding shares of Series B Preferred.

         Liquidation Rights. Upon a liquidation of the Company, the Series B Preferred will be entitled to receive its liquidation amount in preference to any amounts payable with respect to the Company's Common Stock or other junior securities. The liquidation amount will be the greater of (i) $9.00 per share plus accrued, unpaid dividends, or (ii) the amount the holders of Series B Preferred would have received if the Series B Preferred had been converted into Common Stock. The holders of the Series B Preferred have the right to elect that a sale of the Company be treated as a liquidation for these purposes. If the liquidation (or sale of the Company) occurs within three years of the closing, the accrued dividends will not be paid to the extent the holder of Series B Preferred will receive more than 2.5 times its initial investment.

         Conversion Rights. The Series B Preferred will be convertible into Common Stock at any time at the option of the holder. Initially, each share of Series B Preferred will be convertible into one share of Common Stock. The conversion price is subject to adjustment as a result of stock splits, stock dividends and certain other issuances of additional stock. The weighted average anti-dilution provisions relating to issuance of additional shares can in no event, however, result in the conversion price being reduced below $9.00 per share.

         Beginning after a period of time (not more than 386 days), the Company has the right to require the conversion of the Series B Preferred if the Company's stock price exceeds the Market Threshold referenced above within three years after closing, in which case, no accrued dividends will be paid.

         Redemption Rights. The holders of Series B Preferred will have the right to require the Company to redeem the Series B Preferred after the sixth anniversary of the closing or upon a sale of the Company. The redemption price will be equal to the greater of (i) $9.00 per share plus accrued, unpaid dividends, or (ii) the value of the Common Stock into which the Series B Preferred is then convertible (but subject to the limitation on payment of accrued dividends discussed in "Liquidation Rights" above). In the event the Company initiates the redemption as discussed under "Voting Rights" above, certain minimum redemption prices will apply. If the Company defaults by failing to redeem all shares of Series B Preferred within six months, then the Series B Preferred will have the right to elect a majority of the Board of Directors of the Company.

         Registration Rights. The holders of Series B Preferred have "demand" and "piggyback" registration rights, although a demand registration may not be initiated by the holders of the Series B Preferred prior to the first anniversary of the closing unless the above-referenced Market Threshold has been reached.

         Copies of the Securities Purchase Agreement and Securityholders' Agreement are available from the Company upon request.

INCORPORATION OF INFORMATION BY REFERENCE

         In accordance with the proxy rules under the Securities Exchange Act of 1934, as amended, certain information is incorporated by reference herein from the Company's Annual Report for the year ended December 31, 1998. See page 24 for a list of the information incorporated by reference.

VOTE REQUIRED TO APPROVE THE TRANSACTION

         The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present at the meeting (in person or by proxy) is required to approve the Transaction. The Board of Directors recommends a vote "FOR" the Transaction and the enclosed proxy will be so voted unless the Stockholder executing the proxy specifically votes against the Transaction or abstains from voting by marking the appropriately designated block on the proxy.


                     RELATIONSHIP WITH INDEPENDENT AUDITORS

         The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the ensuing fiscal year. Arthur Andersen LLP has served as the Company's independent auditors since February 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

         The Company did not re-elect KPMG LLP ("KPMG") as its independent accountants on February 6, 1998. KPMG's report on the Company's financial statements for the years ended December 31, 1996 and 1995, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the Company's Board of Directors. During KPMG's engagement with the Company, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which were not resolved to KPMG's satisfaction. During KPMG's engagement with the Company, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K issued under the Securities Act of 1933, as amended).

         As of February 6, 1998, Arthur Andersen LLP has been retained by the Company as its principal accountants to audit the Company's financial statements for the years ended December 31, 1998 and 1997. The Company had not consulted Arthur Andersen LLP prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company's financial statements or any matter that was either the subject of a disagreement with KPMG or a reportable event.

                                 OTHER MATTERS

STOCKHOLDERS' PROPOSALS FOR ANNUAL MEETING TO BE HELD IN 2000


         The Company plans to hold its 2000 Annual Meeting of Stockholders during the month of May. Any proposal of a Stockholder intended to be presented at said Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than December 30, 1999.

ACTION ON OTHER MATTERS AT THE ANNUAL MEETING

         At this time, the Company does not know of any other matters to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

INCORPORATION OF INFORMATION BY REFERENCE

         The following information is incorporated by reference herein from the Company's Annual Report for the year ended December 31, 1998, being sent concurrently herewith to each Stockholder of record: (i) the Company's financial statements for the years ended December 31, 1996, 1997 and 1998, (ii) supplementary financial information, (iii) management's discussion and analysis of financial condition and results of operations, and (iv) quantitative and qualitative disclosures about market risk.

         STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

                                      BY ORDER OF THE BOARD OF DIRECTORS,



                                      Kent F. Heyman
                                      Secretary

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1999
                            MGC COMMUNICATIONS, INC.

    The undersigned hereby appoints Nield J. Montgomery and Kent F. Heyman, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock held of record on March 31, 1999, at the Annual Meeting of the Stockholders to be held on May 21, 1999, at 10:00 a.m. (local time) at the Desert Vista Community Center, 10360 Sun City Boulevard, Las Vegas, Nevada 89134, or any adjournment thereof.

1. Election of Directors

  [ ] FOR all nominees listed below (except as marked to the contrary below)
  [ ] WITHHOLD authority to vote for all nominees listed below

(Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below).

         Jack L. Hancock         Thomas Neustaetter        Paul J. Salem

2. Proposal to approve an amendment to the Company's Stock Option Plan to increase the number of shares available for purchase to 4,640,000 shares.
    [ ] For                [ ] Against                [ ] Abstain

3. Proposal to approve issuance of Series B Convertible Preferred Stock.

    [ ] For                [ ] Against                [ ] Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting or adjournment thereof.

              THIS PROXY, DULY EXECUTED, WILL BE VOTED AS SPECIFIED.
   IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                            (continued on other side)

                           (continued from other side)

The undersigned hereby acknowledges receipt of the Proxy Statement and Notice of Annual Meeting to be held May 21, 1999.

                                                Dated:                    , 1999
                                                      --------------------

                                                --------------------------------
                                                             (SEAL)

                                                --------------------------------
                                                             (SEAL)

                                                (Please sign exactly as your
                                                name appears hereon. If stock is
                                                registered in more than one
                                                name, each holder should sign.
                                                When signing as an attorney,
                                                administrator, executor,
                                                guardian or trustee, please add
                                                your title as such. If executed
                                                by a corporation, the proxy
                                                should be signed by a duly
                                                authorized officer).

                                                PLEASE SIGN, DATE AND PROMPTLY
                                                RETURN THIS PROXY IN THE
                                                ENCLOSED ENVELOPE. NO POSTAGE IS
                                                REQUIRED IF MAILED IN THE UNITED
                                                STATES.

                                                                I PLAN TO ATTEND

                                                        ------------------------